Exhibit 99.1 - Press Release

OTC/BB SYMBOL: NOEE (www.northernemp.com)

                                                             January 27, 2010

              Northern Empire Acquires the Waskatenau Prospect

Northern Empire Energy Corp. ("the Company"; NOEE - OTC/BB) is pleased to announce it has acquired 100% of the Petroleum and Natural Gas lease rights on nine sections in the Redwater Region, north-east of Edmonton Alberta, Canada.

The Waskatenau Prospect consists of 9 sections (5760 acres) located 15 miles North East of the giant Redwater Oil Field. Several (12) Geophysical targets have been identified throughout the Wasatenau Prospect, the Company's 2010 Exploration Program plans to define and prioritze these targets.

The Redwater Atoll Reef is classified as one of the major petroleum fields in the world, of Leduc age and a prolific oil reservoir. In excess of 700 million barrels of oil have been produced from the Redwater oil field to date.

Separately, after completing a detailed geological, geophysical and seismic review, including current project economics, the Company has decided it is not in its best interests to proceed with its option to earn a 45% interest in the Turin Prospect.


Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements. There is an inherent risk in an oil and gas exploration, and management can offer no assurances that "any" exploration program will be successful.


CONTACT:

Northern Empire Energy Corp.
Jeffrey A Cocks, President
(403) 456-2333, (FAX)-(403) 276-6354
Email: info@northernemp.com
Website: www.northernemp.com


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